FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Third Quarter 2020 Financial Results and Business Update

-- EXPAREL average daily sales at 110% of the prior year for the third quarter--
-- Conference call today at 8:30 a.m. ET --

PARSIPPANY, N.J., October 29, 2020 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the leading provider of innovative non-opioid pain management options, today reported financial results for the third quarter of 2020.

“Throughout the third quarter, we continued to make meaningful progress in growing EXPAREL sales despite lingering challenges in the elective surgery market due to the COVID-19 pandemic. The ongoing transition from procedures in the inpatient setting to the 23-hour ambulatory surgical center setting has accelerated because of the pandemic and we expect this trend to continue. The recent opening of our state-of-the art Pacira Innovation and Training Facility in Tampa is expected to further drive the adoption of EXPAREL and iovera° by providing digital and educational tools that meet the needs of our physician customers, as they seek to improve patient care in a variety of surgical settings. Looking ahead, Pacira remains well-positioned as the leading provider of innovative non-opioid pain management solutions,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences.

Third Quarter 2020 Financial Results
•Total revenues were $117.5 million in the third quarter of 2020, a 12% increase versus the $104.7 million reported for the third quarter of 2019.
•EXPAREL net product sales were $113.7 million in the third quarter of 2020, a 12% increase versus the $101.5 million reported for the third quarter of 2019.
•Third quarter 2020 iovera° net product sales were $2.7 million, a 3% increase versus the $2.6 million reported for the third quarter of 2019.
•Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $0.4 million in the third quarter of 2020, compared to $0.3 million in the third quarter of 2019.
•Third quarter 2020 royalty revenues were $0.6 million, compared to $0.3 million in the third quarter of 2019.
•Total operating expenses were $99.9 million in the third quarter of 2020, compared to $102.3 million in the third quarter of 2019.

•Research and development (R&D) expenses were $14.7 million in the third quarter of 2020, compared to $20.3 million in the third quarter of 2019. R&D expenses include $5.6 million and $7.8 million of product development and manufacturing capacity expansion costs in the third quarters of 2020 and 2019, respectively.
•Selling, general and administrative (SG&A) expenses were $52.6 million in the third quarter of 2020, compared to $50.1 million in the third quarter of 2019.
•GAAP net income was $130.1 million, or $3.03 per share (basic) and $2.94 (diluted), in the third quarter of 2020, compared to a GAAP net loss of $6.1 million, or $(0.15) per share (basic and diluted), in the third quarter of 2019. Included in GAAP net income in the third quarter of 2020 was a $124.6 million income tax benefit related to the release of a valuation allowance on deferred tax assets.
•Non-GAAP net income was $29.9 million, or $0.70 per share (basic) and $0.68 (diluted), in the third quarter of 2020, compared to non-GAAP net income of $20.2 million, or $0.48 per share (basic and diluted), in the third quarter of 2019.
•Adjusted EBITDA was $34.2 million in the third quarter of 2020, versus adjusted EBITDA of $24.8 million in the third quarter of 2019.
•Pacira ended the third quarter of 2020 with cash, cash equivalents, short-term and long-term investments (“cash”) of $576.2 million. Cash provided by operations was $39.8 million in the third quarter of 2020, compared to cash provided by operations of $18.4 million in the third quarter of 2019.
•Pacira had 42.9 million basic weighted average shares of common stock outstanding in the third quarter of 2020.
•Pacira had 44.3 million diluted weighted average shares of common stock outstanding in the third quarter of 2020.

See “Non-GAAP Financial Information” below.

Recent Highlights

•Launch of state-of-the-art training center dedicated to advancing best practice regional approaches to manage acute pain. In October 2020, Pacira announced the grand opening of the Pacira Innovation and Training Center of Tampa (the PITT). Designed to advance clinician understanding of the latest local, regional and field block approaches for managing pain, the PITT will provide an unparalleled training environment for healthcare providers working to reduce or eliminate patient exposure to opioids. The PITT is a fully adaptable environment constructed with guidance and input from leaders in the field of regional anesthesia, and is equipped with state-of-the-art technology and audio/visual capabilities to support a full range of educational events from didactic presentations to hands-on workshops.

•Preliminary net product sales for September 2020. In October 2020, Pacira reported preliminary unaudited net product sales of EXPAREL and iovera° of $39.5 million and $1.1 million, respectively, for the month of September 2020. In order to provide greater transparency, the company will continue to report monthly intra-quarter unaudited net product sales until it has gained enough visibility around the impacts of COVID-19.

•Positive CHMP opinion for EXPAREL for the treatment of postsurgical pain. In September 2020, Pacira announced the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending marketing authorization for EXPAREL for postsurgical analgesia. The CHMP is a scientific committee of the EMA that reviews medical product applications on their scientific and clinical merit. The CHMP positive opinion was based on the results of four pivotal Phase 3 studies that demonstrated improvements in pain reduction and opioid use.

•Collaboration with IPG to reduce postsurgical opioid prescribing and surgical procedure costs. In September 2020, IPG, the industry-leading provider of surgical cost management solutions, and Pacira announced a collaboration to reduce postsurgical opioid prescribing and surgical procedure costs across the IPG national health plan and provider network. Through this partnership, IPG will offer reimbursement for EXPAREL to its health plan provider clients across the country to further support its mission to bring high quality, cost-effective surgical solutions to the U.S. healthcare market. Pacira will work alongside IPG to provide education and training to ensure consistent, positive outcomes are achieved across procedures, clinicians, and provider facilities.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, October 29, 2020, at 8:30 a.m. ET. To participate in the conference call, dial 1-877-845-0779 and provide the passcode 5997369. International callers may dial 1-720-545-0035 and use the same passcode. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

For those unable to participate in the live call, a replay will be available at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using the passcode 5997369. The replay of the call will be available for one week from the date of the live call. The webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per share, non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense and adjusted EBITDA, because such measures exclude acquisition-related charges (gains) and product discontinuation costs; stock-based compensation; amortization of debt discount; loss on early extinguishment of debt, amortization of acquired intangible assets, an income tax benefit, a step-up in basis of inventory in connection with the acquisition of MyoScience, Inc., (gain) loss on investment and the reversal of a deferred tax valuation allowance.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D expense and SG&A expense outlook for 2020 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, including adjusted EBITDA.

About Pacira BioSciences
Pacira BioSciences, Inc. (Nasdaq: PCRX) is a leading provider of non-opioid pain management and regenerative health solutions dedicated to advancing and improving outcomes for health care practitioners and their patients. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera°® system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL
EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies where EXPAREL was injected into the wound, the most common side effects were nausea, constipation, and vomiting. In studies where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. EXPAREL is not recommended to be used in patients younger than 18 years old or in pregnant women. Tell your healthcare provider if you have liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from your body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL: can affect your nervous system and your cardiovascular system; may cause an allergic reaction; may cause damage if injected into your joints.

About iovera°
The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days.1 The iovera° system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Important Safety Information
The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the-counter analgesics.

Forward-Looking Statements
Any statements in this press release about the company’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the impact of the worldwide COVID-19 (Coronavirus) pandemic and related global economic conditions on our business and results of operations; the cost and timing of an early termination payment to DePuy Synthes Sales, Inc.; the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL; the ability to realize anticipated benefits and synergies from the acquisition of MyoScience; the ability to successfully integrate iovera° and any other future acquisitions into the company’s existing business; the commercial success of iovera°; the rate and degree of market acceptance of iovera°; the size and growth of the potential markets for iovera° and our ability to serve those markets; our plans to expand the use of iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for iovera°; the recoverability of our deferred tax assets and

1Radnovich, R. et al. “Cryoneurolysis to treat the pain and symptoms of knee osteoarthritis: a multicenter, randomized, double-blind, sham-controlled trial.” Osteoarthritis and Cartilage (2017) p1-10.

other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$125,244	$78,228
Short-term investments	406,881	213,722
Accounts receivable, net	46,143	47,530
Inventories, net	68,542	58,296
Prepaid expenses and other current assets	11,710	10,781
Total current assets	658,520	408,557
Long-term investments	44,062	64,798
Fixed assets, net	125,527	104,681
Right-of-use assets, net	76,047	38,124
Goodwill	99,547	99,547
Intangible assets, net	98,487	104,387
Deferred tax assets	104,122	—
Equity investment and other assets	13,957	10,971
Total assets	$1,220,269	$831,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,008	$12,799
Accrued expenses	60,403	70,427
Lease liabilities	7,455	4,935
Contingent consideration	5,406	18,179
Income taxes payable	—	1,333
Total current liabilities	86,272	107,673
Convertible senior notes	456,464	306,045
Lease liabilities	72,448	40,938
Contingent consideration	16,176	19,963
Other liabilities	4,219	1,502
Total stockholders’ equity	584,690	354,944
Total liabilities and stockholders’ equity	$1,220,269	$831,065

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net product sales:
EXPAREL	$113,714	$101,456	$288,029	$290,938
Bupivacaine liposome injectable suspension	449	255	2,430	1,468
Total EXPAREL / bupivacaine liposome injectable suspension net product sales	114,163	101,711	290,459	292,406
iovera°	2,726	2,639	6,391	4,674
Total net product sales	116,889	104,350	296,850	297,080
Royalty revenue	595	335	1,823	1,522
Total revenues	117,484	104,685	298,673	298,602

Operating expenses:
Cost of goods sold	29,993	22,304	82,031	74,809
Research and development	14,651	20,255	44,090	52,466
Selling, general and administrative	52,561	50,128	140,683	146,559
Amortization of acquired intangible assets	1,967	1,967	5,900	3,736
Acquisition-related charges (gains) and product discontinuation, net	692	7,618	(1,599)	12,266
Total operating expenses	99,864	102,272	271,105	289,836
Income from operations	17,620	2,413	27,568	8,766

Other (expense) income:
Interest income	1,025	1,736	3,936	5,709
Interest expense	(7,132)	(5,940)	(18,609)	(17,631)
Loss on early extinguishment of debt	(8,071)	—	(8,071)	—
Other, net	2,708	(4,025)	2,571	(4,051)
Total other expense, net	(11,470)	(8,229)	(20,173)	(15,973)
Income (loss) before income taxes	6,150	(5,816)	7,395	(7,207)
Income tax benefit (expense)	123,969	(271)	123,613	1,079
Net income (loss)	$130,119	$(6,087)	$131,008	$(6,128)

Net income (loss) per share:
Basic net income (loss) per common share	$3.03	$(0.15)	$3.09	$(0.15)
Diluted net income (loss) per common share	$2.94	$(0.15)	$3.02	$(0.15)
Weighted average common shares outstanding:
Basic	42,928	41,645	42,393	41,423
Diluted	44,275	41,645	43,333	41,423

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP net income (loss)	$130,119	$(6,087)	$131,008	$(6,128)

Non-GAAP adjustments:
Acquisition-related charges (gains) and product discontinuation, net	692	7,618	(1,599)	12,266
Stock-based compensation	10,954	9,244	29,024	24,461
Loss on early extinguishment of debt	8,071	—	8,071	—
Amortization of debt discount	5,430	3,467	12,684	10,216
Amortization of acquired intangible assets	1,967	1,967	5,900	3,736
Recognition of step-up basis in inventory from acquisition	—	—	—	220
Income tax benefit in connection with acquisition	—	—	—	(1,828)
(Gain) loss on investment and other non-operating income, net	(2,771)	3,957	(2,779)	3,957
Release of valuation allowance on deferred tax assets	(124,572)	—	(124,572)	—
Total Non-GAAP adjustments	(100,229)	26,253	(73,271)	53,028

Non-GAAP net income	$29,890	$20,166	$57,737	$46,900

GAAP basic net income (loss) per common share	$3.03	$(0.15)	$3.09	$(0.15)
GAAP diluted net income (loss) per common share	$2.94	$(0.15)	$3.02	$(0.15)

Non-GAAP basic net income per common share	$0.70	$0.48	$1.36	$1.13
Non-GAAP diluted net income per common share	$0.68	$0.48	$1.33	$1.11

Weighted average common shares outstanding - basic	42,928	41,645	42,393	41,423
Weighted average common shares outstanding - diluted	44,275	42,404	43,333	42,289

Cost of goods sold reconciliation:
GAAP cost of goods sold	$29,993	$22,304	$82,031	$74,809
Recognition of step-up basis in inventory from acquisition	—	—	—	(220)
Stock-based compensation	(1,546)	(1,243)	(4,050)	(3,490)
Non-GAAP cost of goods sold	$28,447	$21,061	$77,981	$71,099

Research and development reconciliation:
GAAP research and development	$14,651	$20,255	$44,090	$52,466
Stock-based compensation	(1,401)	(1,297)	(3,944)	(3,772)
Non-GAAP research and development	$13,250	$18,958	$40,146	$48,694

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$52,561	$50,128	$140,683	$146,559
Stock-based compensation	(8,007)	(6,704)	(21,030)	(17,199)
Non-GAAP selling, general and administrative	$44,554	$43,424	$119,653	$129,360

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP net income (loss)	$130,119	$(6,087)	$131,008	$(6,128)

Interest income	(1,025)	(1,736)	(3,936)	(5,709)
Interest expense (1)	7,132	5,940	18,609	17,631
Income tax (benefit) expense (2) (3)	(123,969)	271	(123,613)	(1,079)
Depreciation expense	3,070	3,638	8,947	10,750
Amortization of acquired intangible assets	1,967	1,967	5,900	3,736
EBITDA	17,294	3,993	36,915	19,201

Other adjustments:
Acquisition-related charges (gains) and product discontinuation, net	692	7,618	(1,599)	12,266
Stock-based compensation	10,954	9,244	29,024	24,461
Loss on early extinguishment of debt	8,071	—	8,071	—
Recognition of step-up basis in inventory from acquisition	—	—	—	220
(Gain) loss on investment and other non-operating income, net	(2,771)	3,957	(2,779)	3,957
Adjusted EBITDA (Non-GAAP)	$34,240	$24,812	$69,632	$60,105
(1) Includes amortization of debt discount
(2) Includes an income tax benefit in connection with the April 2019 acquisition of MyoScience, Inc.
(3) Includes the reversal of a deferred tax valuation allowance in the third quarter of 2020

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) includes GAAP to non-GAAP adjustments that reflect how the Company’s management analyzes its financial results. The adjusted EBITDA figures presented here are unlikely to be comparable with adjusted EBITDA disclosures released by other companies.